Filed Pursuant to Rule 433
Registration Statement No. 333-258249
Pricing Term Sheet

BRUNSWICK CORPORATION

Pricing Term Sheet

$450,000,000 0.850% Notes due 2024
$550,000,000 2.400% Notes due 2031

0.850% Notes due 2024

Issuer:	Brunswick Corporation
Security Type:	Senior Unsecured Notes
Format:	SEC Registered
Title:	0.850% Notes due 2024 (the “2024 Notes”)
Size:	$450,000,000
Maturity:	August 18, 2024
Coupon:	0.850%
Price to Public:	99.882% of face amount
Benchmark Treasury:	0.375% due July 15, 2024
Benchmark Treasury Price / Yield:	100-03 1/4 / 0.340%
Spread to Benchmark Treasury:	+55 basis points
Yield to Maturity:	0.890%
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB- / BBB
Pricing Date:	August 4, 2021
Interest Payment Dates:	February 18 and August 18, commencing February 18, 2022
Settlement Date**:	T+10; August 18, 2021
Optional Redemption:
The 2024 Notes are not redeemable prior to August 18, 2022. On or after August 18, 2022, the Issuer may, at its option, redeem the 2024 Notes, in whole or in part at any time and from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date.

Special Mandatory Redemption:
If (i) the consummation of the Acquisition does not occur prior to 11:59 p.m., New York City time, on December 23, 2021, (ii) the Issuer notifies the Trustee and the holders of the 2024 Notes that it will not pursue the consummation of the Acquisition or (iii) the Purchase Agreement has been terminated without the consummation of the Acquisition, then the Issuer will be required to redeem all of the 2024 Notes then outstanding on the date of the special mandatory redemption at a redemption price equal to 101% of the principal amount of the 2024 Notes, plus accrued and unpaid interest to, but not including, the redemption date.

Day Count:	30 / 360
CUSIP / ISIN:	117043 AS8 / US117043AS82
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. Wells Fargo Securities, LLC
Senior Co-Managers:	U.S. Bancorp Investments, Inc. Citizens Capital Markets, Inc. Truist Securities, Inc.
Co-Managers:	BMO Capital Markets Corp. Citigroup Global Markets Inc. KBC Securities USA LLC

2.400% Notes due 2031

Issuer:	Brunswick Corporation
Security Type:	Senior Unsecured Notes
Format:	SEC Registered
Title:	2.400% Notes due 2031 (the “2031 Notes”)
Size:	$550,000,000
Maturity:	August 18, 2031
Coupon:	2.400%
Price to Public:	99.744% of face amount
Benchmark Treasury:	1.625% due May 15, 2031
Benchmark Treasury Price / Yield:	104-03+ / 1.179%
Spread to Benchmark Treasury:	+125 basis points
Yield to Maturity:	2.429%
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB- / BBB
Pricing Date:	August 4, 2021
Interest Payment Dates:	February 18 and August 18, commencing February 18, 2022
Settlement Date**:	T+10; August 18, 2021
Optional Redemption:
The 2031 Notes will be redeemable at the option of the Issuer, in whole or in part, at any time and from time to time prior to maturity.  If the Issuer elects to redeem the 2031 Notes (A) at any time prior to May 18, 2031, it will pay a redemption price equal to the greater of (i) 100% of the principal amount or (ii) a “make-whole” amount calculated at the applicable treasury rate plus 20 basis points, plus, in each case, any accrued and unpaid interest to, but not including, the redemption date, and (B) at any time on or after May 18, 2031, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date.

Special Mandatory Redemption:
If (i) the consummation of the Acquisition does not occur prior to 11:59 p.m., New York City time, on December 23, 2021, (ii) the Issuer notifies the Trustee and the holders of the 2031 Notes that it will not pursue the consummation of the Acquisition or (iii) the Purchase Agreement has been terminated without the consummation of the Acquisition, then the Issuer will be required to redeem all of the 2031 Notes then outstanding on the date of the special mandatory redemption at a redemption price equal to 101% of the principal amount of the 2031 Notes, plus accrued and unpaid interest to, but not including, the redemption date.

Day Count:	30 / 360
CUSIP / ISIN:	117043 AT6 / US117043AT65
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. Wells Fargo Securities, LLC
Senior Co-Managers:	U.S. Bancorp Investments, Inc. Citizens Capital Markets, Inc. Truist Securities, Inc.
Co-Managers:	BMO Capital Markets Corp. Citigroup Global Markets Inc. KBC Securities USA LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

** It is expected that delivery of the Notes will be made against payment therefor on or about August 18, 2021, which will be the tenth business day following the date hereof (this settlement cycle being referred to as “T+10”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any day prior to two business days before delivery will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC by calling (212) 834-4533, BofA Securities, Inc. at (800) 294-1322 or Wells Fargo Securities, LLC at (800) 645-3751.